Exhibit 5.1

June 13, 2024

Board of Directors

Dragonfly Energy Holdings Corp.

1190 Trademark Drive #108

Reno, NV 89521

Re: Dragonfly Energy Holdings Corp. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Nevada counsel to Dragonfly Energy Holdings Corp., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (File No. 333-    ) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.

The Registration Statement is filed by the Company for the purpose of registering additional shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”) and the Company’s Employee Stock Purchase Plan (the “ESPP” and, together with the 2022 Plan, the “Plans”).

We are rendering this opinion in connection with the Registration Statement registering a total of 3,013,013 shares of Common Stock comprised of: (i) 2,410,411 shares of Common Stock which were purported to be available for grant and under the 2022 Plan; and (ii) 602,602 shares of Common Stock issuable pursuant to the ESPP (collectively, the “Shares”).

As counsel to the Company, we have reviewed the Registration Statement, the Plans, the Company’s Articles of Incorporation and the Company’s Bylaws. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon such examination, it is our opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company and, upon their issuance, delivery and payment therefor in accordance with the terms of the Plans and in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Dragonfly Energy Holdings Corp.

June 13, 2024

Page Two

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement. In connection with this opinion, we have relied on oral or written statements and representations of officers or other representatives of the Company and others. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion is given as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Parsons Behle & Latimer
PARSONS BEHLE & LATIMER